AMENDMENT NO. 4
                                   TO
                  THE NORTH AMERICAN COAL CORPORATION
                    SALARIED EMPLOYEES PENSION PLAN
            (As Amended and Restated as of January 1, 1989)

             The North American Coal Corporation hereby adopts this Amendment No. 4 to The North American Coal Corporation Salaried Employees Pension Plan (As Amended and Restated as of January 1,
   1989) (the "Plan"). The provisions of this Amendment shall be effective as of January 1, 1994. Words and phrases used herein with initial capital letters which are defined in the Plan are used herein as so defined.


                               Section 1

             A new Section 1.31A is hereby added to the Plan, immediately following Section 1.31, to read as follows:

             "1.31A Indexed Merged Plan Benefit: The Indexed Merged Plan Benefit is calculated by increasing the Participant's accrued benefit under the Merged Plan as of December 31, 1993, determined in accordance with the terms of the Merged Plan then in effect, expressed as a monthly benefit payable in the form of a single life annuity (without ancillary benefits) commencing on the Participant's Normal Retirement Date, increased as set forth in the following sentence. The increase described in the preceding sentence shall be calculated at the rate of 4%, compounded annually, for the number of full years between January 1, 1994 and the earlier of the Participant's first termination of employment for any reason with the Controlled Group (including retirement, death or disability) or the termination of the Plan, and with simple interest at the rate of .333% per month for any remaining full months to the earlier of such termination of employment or the termination of the Plan. The increase described in this Subsection shall apply only to those Participants listed on Exhibit C hereto (a) who were employed by NACCO Industries, Inc. on December 31, 1993 or who transferred employment from NACCO Industries, Inc. to another Controlled Group Member during 1993, (b) who had an accrued benefit under the Merged Plan as of such date, and (c) whose Compensation did not exceed $100,000 for the 1993 Plan Year, other than Participants who continued to accrue benefits under the Plan as of January 1, 1994.


                               Section 2

             Section 1.36 of the Plan is hereby amended in its entirety to read as follows:






                                                                   2

             "1.36 Minimum Benefit: For a Participant who was a Participant in the Plan on December 31, 1988, the Participant's Accrued Benefit as of December 31, 1988 determined in accordance with the benefit formula contained in Exhibit B attached hereto. For a Participant who was a participant in the Merged Plan, the Participant's Indexed Merged Plan Benefit (if applicable) or his accrued benefit under the Merged Plan. In the event that a Participant is described in both of the preceding sentences, the Participant's Minimum Benefit shall be the greater of the amounts determined under such sentence."


                               Section 3

             The last sentence of Section 3.01 of the Plan (which was added by Amendment No. 2 to the Plan) is hereby amended in its entirety to read as follows:

        "Notwithstanding the foregoing, except as specifically described in Section 1.31A, the benefit payable as of December 31, 1993 with respect to an Employee who was a participant in the Merged Plan on December 31, 1993 (which Plan was frozen as of such date) shall be determined by and paid in accordance with the terms and provisions of the Merged Plan as in effect on such date."


             EXECUTED this 25th day of October, 1994, to be effective as stated herein.


                            THE NORTH AMERICAN COAL CORPORATION


                            By      Thomas A. Koza
                            Title:  Vice President - Law
                                      and Administration